Exhibit 10.72

2008 Executive Officer Compensation Arrangements

Executive Officer	2008 Base Salary		2007 Bonus Award[1]

Bruce C. Cozadd Executive Chairman	$422,000	[2]	$115,000

Samuel R. Saks, MD Chief Executive Officer	$468,000		$140,000

Robert M. Myers President	$444,000		$140,000

Matthew K. Fust Executive Vice President and Chief Financial Officer	$375,000		$100,000

Carol A. Gamble Senior Vice President, General Counsel and Corporate Secretary	$357,000		$95,000

Janne L.T. Wissel Senior Vice President and Chief Regulatory Officer	$357,000		$85,000

[1]

Amounts in this column represent the dollar value of the bonus awarded to each named executive officer under the Bonus Plan. The bonus awards for the named executive officers will be paid 50% in cash and 50% in the form of a stock award under the Equity Incentive Plan. The number of shares of the Company’s common stock subject to each such stock award will be determined by dividing (i) 50% of the respective dollar value shown in this column by the (ii) closing sales price of the Company’s common stock on the NASDAQ Global Market on the first trading day of the Company’s next open trading window. Both the cash and the stock award portions of the 2007 bonus awards will be paid and distributed shortly after that date. Bonuses will be deemed earned at the time they are distributed.

[2]

Mr. Cozadd’s 2008 base salary as shown in the table above is prorated for the amount of his time devoted to his role as the Company’s Executive Chairman. Mr. Cozadd currently devotes 90% of his professional time to his role as the Company’s Executive Chairman.